Exhibit 3(qq)
LIMITED LIABILITY COMPANY AGREEMENT
Stratos Mobile Networks (USA), L.L.C.
As of June 27th 2002

STRATOS MOBILE NETWORKS (USA), L.L.C.
LIMITED LIABILITY COMPANY AGREEMENT
     This Limited Liability Company Agreement (this “Agreement”) is entered into as of this 27th day of June, 2002, by the undersigned (the “Member”).
RECITALS
     WHEREAS, the Member desires to organize and operate a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as amended from time to time (the “Act”); and
     WHEREAS, the Member desires to enter into this Agreement to govern the affairs of Stratos Mobile Networks (USA), L.L.C., a Delaware limited liability company (the “Company”) and set forth its respective rights, obligations and understandings with respect to the Company;
     NOW, THEREFORE, the terms and conditions of this Agreement are as follows:
ARTICLE 1
DEFINED TERMS
     The following terms shall have the meanings specified in this Article 1. Other terms are defined elsewhere in the text of this Agreement.
     “Agreement” means this Agreement, as amended from time to time.
     “Certificate of Beneficial Interest” means, with respect to Interests in the Company, the Membership Certificates therefore in fully registered definitive form, substantially in the form attached hereto as Exhibit A.
     “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.
     “Interest” means the ownership interest of a Member in the Company, consisting of such Member’s (a) share of the Profits and Losses and other items of income, gain, deduction and loss of, and right to receive distributions from, the Company, (b) right to vote or grant or withhold consents with respect to Company matters as provided in this Agreement or in the Act, and (c) other rights and privileges as provided in this Agreement.
     “Involuntary Withdrawal” means, with respect to the Member, the occurrence of any of the following events:
               (i) the making of an assignment for the benefit of creditors;
               (ii) the filing of a voluntary petition of bankruptcy;

               (iii) the adjudication as a bankrupt or insolvent or the entry against the Member of an order for relief in any bankruptcy or insolvency proceeding;
               (iv) the filing of a petition or answer seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;
               (v) the seeking, consenting to, or acquiescence in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member’s assets;
               (vi) the filing of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections (i) through (v) above; or
               (vii) any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, continues for one hundred twenty (120) days after the commencement thereof, or a trustee, receiver, or liquidator shall be appointed for the Member or all or any substantial part of the Member’s assets without the Member’s agreement or acquiescence, which appointment is not vacated or stayed for ninety (90) days or, if the appointment is stayed, for ninety (90) days after the expiration of the stay if the appointment is not vacated during such period.
     “Manager” means any of the Persons selected to manage the affairs of the Company under Article 5 hereof.
     “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.
     “Profit” and “Loss” means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company’s taxable income or loss determined in accordance with the Code.
     “Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.
     “Successor” means all Persons to whom all or any part of an Interest is transferred either because of (i) the sale or gift by the Member of all or any part of its Interest, or (ii) an assignment of the Member’s Interest due to the Member’s Involuntary Withdrawal.
     “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

ARTICLE 2
FORMATION AND NAME; OFFICE; PURPOSE
     2.1 FORMATION. Alfred M. Mamlet, as an Authorized Person, caused a Certificate of Formation, in the form attached hereto as Exhibit B, to be executed, delivered and filed with the Secretary of State of the State of Delaware on June 27, 2002. Except as expressly provided herein to the contrary, the rights and obligations of the Member and the administration and termination of the Company shall be governed by the Act.
     2.2 THE NAME OF THE COMPANY. The name of the Company is “Stratos Mobile Networks (USA), L.L.C.” The Company may do business under that name and under any other name or names upon which the Managers may, in their sole discretion, determine. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law.
     2.3 PURPOSE. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
     2.4 POWERS. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
          (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          (b) act as trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
          (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
          (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure such indebtedness by mortgage, pledge or other lien on the assets of the Company;
          (f) invest any funds of the Company pending distribution or payment of such funds pursuant to the provisions of this Agreement;

          (g) prepay, in whole or in part, refinance, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
          (h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          (i) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
          (j) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
          (k) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
     2.5 OFFICE. The principal business office of the Company shall be located at such location as the Managers may determine
     2.6 RESIDENT AGENT. The name and address of the Company’s resident agent in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19801, or such agent as the Managers, in their sole discretion, shall select.
     2.7 QUALIFICATIONS. The Managers shall take any and all actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware. Before conducting business in any jurisdiction other than the State of Delaware, the Company shall file all forms and take all other actions required under applicable laws, including the tax laws, of that jurisdiction in order to conduct such business.
ARTICLE 3
MEMBERS; CAPITAL; CAPITAL ACCOUNTS
     3.1 MEMBERS. The name and present mailing address of the Member are set forth on Schedule A attached hereto.
     3.2 INITIAL CAPITAL CONTRIBUTION. The Member has contributed to the Company the cash and property set forth on Schedule A attached hereto.
     3.3 NO OTHER CAPITAL CONTRIBUTIONS REQUIRED. The Member shall not be required to contribute any additional capital to the Company, and, except as set forth in the Act, the Member shall not have any personal liability for any obligations of the Company.

     3.4 CERTIFICATES OF BENEFICIAL INTEREST. The ownership of Interests shall he denominated in units. Initially, there shall be one hundred (100) units of Interest, issued to the Member as set forth in Schedule A attached hereto. Interests in the Company shall be represented by Certificates of Beneficial Interest.
          (a) Registration of Assignments, Transfers and Exchanges of Certificates of Beneficial Interest. The Managers shall keep, a register (the “Certificate Register”) in which, subject to such reasonable regulations as the Managers may prescribe, the Company shall provide for the registration of the Certificates of Beneficial Interest and of assignments, transfers and exchanges of Certificates of Beneficial Interest.
               (i) Upon surrender for registration of transfer of any Certificate of Beneficial Interest at the office or agency, any Manager of officer shall execute, authenticate and deliver (or shall cause a Person as his/her authenticating agent to authenticate and deliver), in the name of the designated transferee or transferees, one or more new Certificates of Beneficial Interest in authorized denominations of a like aggregate amount dated the date of authentication by such Manager of officer or any authenticating agent. At the option of the holder of the Certificates of Beneficial Interests, the Certificates may be exchanged for other Certificates of Beneficial Interest of a like aggregate amount upon the surrender of the Certificates to be exchanged.
               (ii) Every Certificate of Beneficial Interest presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the holder of such Certificate or such holder’s attorney duly authorized in writing. Each Certificate of Beneficial Interest surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Company in accordance with customary practice.
               (iii) No service charge shall be made for any registration of assignment, transfer or exchange of Certificates of Beneficial Interest, but the Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates of Beneficial Interest.
          (b) Persons Deemed Holders. Prior to due presentation of a Certificate of Beneficial Interest for registration of transfer, the Company or its agent may treat the Person in whose name any Certificate of Beneficial Interest is registered in the Certificate Register as the owner of such Certificate of Beneficial Interest for the purpose of receiving distributions pursuant to Article 4 and for all other purposes whatsoever, and neither the Company nor its agent shall be bound by any notice to the contrary.
          (c) Legend. The Certificates of Beneficial Interest shall bear the following legend:
TRANSFER RESTRICTIONS: THE INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY SECURITIES OR REGULATORY AUTHORITY OF

ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, OR OTHERWISE DISPOSED OF, (I) UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT OF STRATOS MOBILE NETWORKS (USA), L.L.C., A COPY WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.
UCC ARTICLE 8. THIS CERTIFICATE EVIDENCES AN INTEREST IN STRATOS MOBILE NETWORKS (USA), L.L.C. AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE.
     3.5 LOANS. The Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member agree.
     3.6 OTHER BUSINESS. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     3.7 LIMITED LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
ARTICLE 4
PROFIT, LOSS, AND DISTRIBUTIONS
     4.1 DISTRIBUTIONS. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.
     4.3 ALLOCATION OF PROFIT OR LOSS. All Profit or Loss shall be allocated to the Member.
     4.5 LIQUIDATION. If the Company is liquidated, the assets of the Company shall be distributed to the Member or to its Successor or Successors.

ARTICLE 5
MANAGEMENT: RIGHTS, POWERS, AND DUTIES
     5.1 MANAGERS. The business and affairs of the Company shall be managed under the direction and control of Managers, who need not be members and who shall be appointed by the Member. There shall be at least one Manager, and the number of Managers may be changed by the affirmative vote of all of the Members. The persons listed in Schedule B shall make up the initial Managers.
     5.2 TERMS OF MANAGERS. No Manager shall have any contractual right to such position. A Manager shall serve until the earliest of the Manager’s resignation or the Manager’s removal by the Members.
     5.3 AUTHORITY OF MANAGERS TO BIND THE COMPANY. Only the Managers and agents of the Company authorized by the Managers shall have the authority to bind the Company. No Member who is not otherwise authorized as an agent shall take any action to bind the Company, and the Member shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized action of such Member. In accordance with this Agreement, the Managers have the power, on behalf of the Company, to do or to direct to be done all things necessary or convenient to carry out the business and affairs of the Company, including, without limitation:
     (a) The institution, prosecution and defense of any proceeding in the Company’s name;
     (b) The purchase, receipt, lease or other acquisition, ownership, holding, improvement, use and other dealing with, property, wherever located;
     (c) The sale, conveyance, mortgage, pledge, lease, exchange, and other disposition of property;
     (d) The entrance into contracts and guaranties; incurrence of liabilities; borrowing money, issuance of notes, bonds, and other obligations; and the securing of any of its obligations by mortgage or pledge of any of its property or income;
     (e) The lending of money, investment and reinvestment of the Company’s funds, and receipt and holding of property as security for repayment, including, without limitation, the loaning of Money to, and otherwise helping Members, officers, employees, and agents;
     (f) The conduct of the Company’s business, the establishment of Company offices, and the exercise of the powers of the Company within or without the State;
     (g) The appointment of employees and agents of the Company, the defining of their duties, the establishment of their compensation;
     (h) The payment of pensions and establishment of pension plans, pension trusts, profit sharing plans, and benefit and incentive plans for all or any of the current or former Members, officers, employees, and agents of the Company;

     (i) The making of donations to the public welfare or for religious, charitable, scientific, literary or educational purposes;
     (k) The payment or donation, or any other act that furthers the business and affairs of the Company;
     (1) The payment of compensation or additional compensation to any or all Members, Managers, officers and employees on account of services previously rendered to the Company, whether or not an agreement to pay such compensation was made before such services were rendered;
     (m) The purchase of insurance on the life of any of its Members, Managers, officers or employees for the benefit of the Company;
     (n) The participation in partnership agreements, joint ventures, or other associations of any kind with any Person or Persons; and
     (o) The indemnification of the Member, Managers, officers or any other Person.
     5.4 MEETINGS. Meetings of the Managers shall be held at the call of the chairman. Meetings may be conducted by telephone.
     5.5 QUORUM, MAJORITY VOTE. A Quorum will exist for the Managers to authorize acts on behalf of the Company if two-thirds of the Managers are present at a meeting. If not otherwise inconsistent with the terms of this LLC Agreement, the Managers may authorize acts on behalf of the Company with the affirmative vote of a majority of the Managers.
     5.6 ACTIONS OF THE MANAGERS. The Managers have the power to bind the Company as provided in this Article 5.
     5.7 WRITTEN CONSENT. Unless otherwise provided in the Act, any action required or permitted to be taken by the Managers may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates and the signature of all of the Managers shall be filed in the book or books in which Company proceedings are recorded.
     5.8 COMPENSATION OF MANAGERS. A Manager may be reimbursed for all reasonable expenses incurred in managing the Company and may be entitled to compensation, in an amount to be determined from time to time by the Member.
     5.9 MANAGER’S STANDARD OF CARE. A Manager’s duty of care in the discharge of the Manager’s duties to the Company and the Members is limited to refraining from engaging in grossly negligent or reckless conduct, intentional misconduct, or a knowing violation of law. In discharging their duties, the Managers shall be fully protected in relying in good faith upon the records required to be maintained under Article 8 and upon such information, opinions, reports or statements by any of the Members, or by agents, or by any other Person, as to matters the Managers reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to members might properly be paid.
     5.10 REMOVAL OF MANAGER. A Manager may be removed by the Member.
     5.11 VACANCIES. If a Manager is removed or resigns, his or her replacement shall be elected by the Member.
     5.12 CERTAIN RESTRICTIONS. No transaction between the Company and the Member or any affiliate of the Member shall be effected without the approval of the Managers.
     5.13 LIABILITY AND INDEMNIFICATION.
          (a) The Member, the Managers, officers (if any), and the Company’s agents shall not be liable, responsible, or accountable, in damages or otherwise, to the Company for any act performed by it with respect to Company matters, except for fraud and willful misconduct.
          (b) To the fullest extent permitted by applicable law, the Company shall indemnify the Member, the Managers, the officers (if any) and the Company’s agents for any and all acts performed by it with respect to Company matters, except for fraud and willful misconduct; provided, however, that any indemnity under this Section 5.13(b) shall be provided out of and to the extent of Company assets only, and the Member shall not have any personal liability on account thereof.
     5.14 OFFICERS
          (a) The Managers may, from time to time, designate a President, Secretary, Treasurer and/or other officers of the Company to carry out the day-to-day business of the Company. No officer need be a resident of the State of Delaware or a Member. Each officer shall hold his or her office for such term and shall have such powers and duties as the Managers shall determine. Unless the Managers decide otherwise, if the title assigned to an officer by the Managers is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Managers. Any number of offices may be held by the same individual. The Managers shall determine the salaries or other compensation, if any, of the officers and agents of the Company.
          (b) The Managers may remove any officer at any time with or without cause; provided that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Designation of an officer shall not of itself create contract rights.

ARTICLE 6
TRANSFER OF INTERESTS AND WITHDRAWAL OF MEMBER
     6.1 TRANSFERS. The Member may at any time Transfer in whole or in part its limited liability company interest in the Company. If the Member assigns all or any portion of its interest in the Company pursuant to this Section 6.1, the transferee shall be admitted as a Member of the Company in accordance with Section 6.3 of this Agreement.
     6.2 RESIGNATION. The Member may at any time resign from the Company.
     6.3 ADMISSION OF ADDITIONAL MEMBERS. One or more additional Persons may be admitted to the Company as members with the written consent of the Member; provided, however, that, effective as of the time any such additional member is admitted to the Company, this Agreement shall be amended to reflect the relative rights and obligations of the members of the Company and such additional member shall execute an instrument signifying its agreement to be bound by the terms of this Agreement.
ARTICLE 7
DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY
     7.1 DISSOLUTION.
          (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
          (b) The bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution
     7.2 PROCEDURE FOR WINDING UP AND DISSOLUTION. If the Company is dissolved, the affairs of the Company shall be wound up. The Managers shall wind up such affairs. On winding up of the Company, the assets of the Company shall be distributed and applied, first, to the creditors of the Company, including the Member, if a creditor, in satisfaction of the liabilities of the Company, second, to the establishment of reserves for any claims and obligations, including all contingent, conditional or unmatured claims and obligations, known to the Company and all claims and obligations which are known to the limited liability company but for which the identity of the claimant is unknown, and then to the Member.
     7.3 FILING OF CERTIFICATE OF CANCELLATION. If the Company is dissolved, a certificate of cancellation shall be promptly filed with Secretary of State of the State of Delaware.

ARTICLE 8
BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS
     8.1 BANK ACCOUNTS.
          (a) All funds of the Company shall be deposited in an account or accounts in a bank(s) or other financial institution(s) opened in the Company’s name. The Managers shall arrange for the appropriate conduct of such accounts. Funds may be withdrawn from such accounts only for bona fide and legitimate Company purposes and may from time to time be invested in such short-term securities, money market funds, certificates of deposit or other liquid assets as the Managers deem appropriate. All checks or demands for money and notes of the Company shall be signed by any Manager or by any other person designated by the Managers. The Managers shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
          (b) The Member acknowledge that the Managers may maintain Company funds in accounts, money market funds, and certificates of deposit in excess of the insurance provided by the Federal Deposit Insurance Corporation, or other depository insurance institutions and that the Managers shall not be accountable or liable for any loss of such funds resulting from failure or insolvency of the depository institution.
          (c) Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Managers from time to time may authorize. When the Managers so authorize, the signature of any such person may be a facsimile.
     8.2 BOOKS AND RECORDS. The Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with sound accounting principles and practices.
     8.3 ANNUAL ACCOUNTING PERIOD. The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be the calendar year or as selected by the Member, subject to the requirements and limitations of the Code.
ARTICLE 9
GENERAL PROVISIONS
     9.1 APPLICABLE LAW. This Agreement and the performance of the obligations imposed by this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without reference to its conflict of law rules.
     9.2 CAPTIONS. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.
     9.3 BINDING PROVISIONS. This Agreement is binding upon, and inures to the benefit of, the Member and its Successors and assigns.

     9.4 TERMS. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.
     9.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be considered severable; and if for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
     9.6 SOLE BENEFIT OF MEMBER. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
     9.7 AMENDMENTS. This Agreement may not be amended except pursuant to a written agreement executed and delivered by the Member.

     IN WITNESS WHEREOF, the Member executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.

MEMBER:

STRATOS MOBILE NETWORKS, INC.
a Delaware corporation

By: Name:	/s/ Carmen L. Lloyd Carmen L. Lloyd
Title	: President

SCHEDULE A
NAME, ADDRESS, AND CAPITAL CONTRIBUTION

Name and Address	Capital Contribution	Interests
Stratos Mobile Networks, Inc.		100% (100 units of Interest
6901 Rockledge Drive,		represented by Certificate of
Suite 900		Beneficial Interest #1)
Bethesda, MD 20817

SCHEDULE B
INITIAL MANAGERS
James J. Parm                               Manager

EXHIBIT A
- Form of Certificate of Beneficial Interest -
(see attached)

NUMBER 0

FORMED UNDER THE LAWS OF THE STATE OF DELAWARE

UNITS

STRATOS MOBILE NETWORKS (USA), L.L.C.

MEMBERSHIP CERTIFICATE

This Certifies that SPECIMEN --- SPECIMEN --- SPECIMEN
is a member of the above named Limited Liability Company and is entitled to the full benefits and privileges of such membership, subject to the duties and obligations, as more fully set forth in the Limited Liability Company Operating Agreement.

In Witness Whereof, the Limited Liability Company has caused this Certificate to be executed by its duly authorized members this ______ day of ______, ____.
and it's Limited Liability Company seal to be hereunto affixed.

MANAGER

© 1999 CORPEX BANKNOTE CO., BAY SHORE N Y

EXHIBIT B
CERTIFICATE OF FORMATION
OF
STRATOS MOBILE NETWORKS (USA), L.L.C.
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et. seq.), hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter referred to as the “Company”) is:
STRATOS MOBILE NETWORKS (USA), L.L.C.
     SECOND: The address of the Company’s registered office, and the name of the Company’s registered agent at such address, required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are:
Corporation Service Company
2711 Centerville Road, Suite 400
New Castle County
Wilmington, Delaware 19801
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the ___day of                                          , 2002.

Alfred M. Mamlet, Authorized Person